Exhibit 99.2

For Immediate Release

The Coast Distribution System, Inc.

Reports 15% Increase in Sales for the First Quarter Ended March 31, 2015

MORGAN HILL, Calif., May 5, 2015– The Coast Distribution System, Inc. (“Coast”) (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the first quarter ended March 31, 2015.

Coast reported that net sales for the first quarter of 2015 increased by 15 percent, to $28.5 million, compared to net sales of $24.9 million in the first quarter of 2014. Sales increased across all of Coast’s business channels including the core RV Dealer channel, as well as its alternate channels, in this year’s first quarter as compared to the same quarter of 2014. The positive growth continues the trend that began in the second quarter of 2014, producing sequential quarterly gains throughout 2014, including a 12 percent year-over-year increase in net sales during the fourth quarter. The Company attributes the increase in 2015 first quarter sales to a number of factors, including a recent consolidation of competitors in the RV channel, which enabled Coast to gain market share, and a positive response by customers to newly-introduced towing and outdoor power equipment products, as well as the improvement in RV industry trends due primarily to a strengthening of the economy and increasing consumer confidence.

The Company achieved this double-digit sales growth during the first quarter of 2015 despite poor weather conditions in the Northeast, Midwest and Southeast United States (“U.S.”), the west coast port strike and the negative impact on Canadian sales from inclement weather and the rapid decline of the Canadian dollar in relation to the U.S. dollar.

Additionally, the increase in net sales that the Company achieved in this year’s first quarter has continued into the second quarter, with April 2015 sales growing by more than 20 percent when compared to April 2014. This increase resulted from a 30 percent increase, compared to April 2014, in net sales in the U.S., which was partially offset by weak Canadian sales.

The Canadian dollar started the year at approximately $1.16/ $1.00, and traded as low as $1.27 during the first quarter of 2015, which negatively affected Coast’s Canadian sales and gross margin. At the end of April, the exchange rate had improved to $1.21 / $1.00. Going forward, management is confident that its strategy to manage currency issues will enable Coast to improve its results in Canada, notwithstanding the exchange rate issue.

Coast reduced its operating loss by 43 percent, or $413,000, to $543,000 for the quarter ended March 31, 2015, down from $956,000 in the same quarter of 2014. The Company reduced its net loss in the traditionally weak first quarter to $475,000, or $0.10 per diluted share, from a net loss of $738,000, or $0.15 per diluted share, for the same period of 2014.

Gross profit in the 2015 first quarter increased to $4.9 million, up from $4.2 million in the same quarter of 2014, representing a slight improvement as an operating percentage. The Company also reported that Selling, General and Administrative (“SG&A”) expenses increased by approximately 4.6 percent, but declined as a percentage of net sales to 19.0 percent, down from 20.8 percent in the first quarter of 2014. Variable expenses, tied to increased sales, and together with increased professional fees, largely accounted for the rise in SG&A expenses during the first quarter.

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On the balance sheet, accounts receivable remained relatively unchanged at $17.7 million at March 31, 2015, as compared to $17.6 million at March 31, 2014. The Company increased its inventories at March 31, 2015, to $37.6 million, up from $32.7 million at March 31, 2014, to support expected growth in sales volume.

In addition, the Company is very pleased with the recent modifications to its credit facility with Bank of America Merrill Lynch. The bank extended the maturity date by one year to July 10, 2018, increased the revolving credit line to $30 million and lowered the interest rate by 25 basis points. The credit facility is an important element in the Company’s overall financial flexibility, enabling Coast to further increase its inventory to capitalize on market share opportunities and to execute on possible growth strategies.

“We are extremely pleased with the positive momentum that continued during the first quarter,” said Coast’s Chief Executive Officer Jim Musbach. “We achieved strong sales growth in all channels, despite poor weather, the west coast port strike and Canadian currency weakness.”

Musbach added, “In the second half of 2014, we introduced two new proprietary products, the Center Line TS towing system and the Powerhouse PH4000RiE fuel injected portable generator, in our towing and portable power categories, and they are quickly gaining wide acceptance in our core customer channel. Additionally, in January, we announced our designation as a preferred supplier of aftermarket parts and accessories to the Priority Network of RV dealers, the largest RV dealer and service network in the U.S. Further, Coast continues to benefit from the consolidation currently taking place in the RV industry. Consolidation, coupled with our strategic focus on the RV customer, and the continued solid performance of our teams, is enabling us to make solid gains in market share and achieve substantial growth in the sales of our products.”

Musbach stated, “In conclusion, our outlook for 2015 is for continued double-digit sales growth. Our inventories are balanced, and our service levels are very good. Additionally, we expect to introduce new products and programs, as well as line extensions of existing product lines, which will enable us to continue to drive organic growth during 2015. All in all, we are extremely upbeat.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 14,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently-owned RV dealers, supply stores and service centers. Coast is a publicly-traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release that are not historical facts or that discuss our expectations, beliefs or views regarding our future operations or future financial performance, or financial trends in our business or markets constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, those statements are necessarily based on current information available to us. Therefore, the expectations, beliefs or predictions expressed in those statements may ultimately prove to have been incorrect due to the occurrence of currently unexpected future events or circumstances or as a result of a number of risks and uncertainties to which our business is subject. As a result, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include events or circumstances that can adversely affect the willingness and ability of consumers to purchase and use RVs and,

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therefore, their need for and willingness to purchase the products we sell, such as, but not limited to, possible declines in the discretionary income of or the loss of confidence regarding economic conditions among consumers; a tightening in the availability of or increases in the cost of consumer credit; increases in the costs of or shortages in the supply of gasoline, and unusually severe or extended winter weather conditions. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because the recession (i) led to the closure or bankruptcies of a large number of RV dealers, reducing the number of aftermarket customers who purchase RV parts, accessories and supplies; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; industry consolidations and further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

A more detailed discussion of the risks and uncertainties to which our business and operations are subject, is contained in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed on March 31, 2015 with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as material to our business or operating results.

Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2014 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

# # #

Contacts:

    Sandra Knell, CFO

    408-782-6686 / sknell@coastdist.com

    or

    Renee Ketels

    Lambert, Edwards & Associates

    616-233-0500 /rketels@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net sales	$28,492	$24,855
Cost of sales, including distribution costs	23,626	20,640

Gross profit	4,866	4,215
Selling, general and administrative expenses	5,409	5,171

Operating (loss)	(543)	(956)
Other (income) expense
Interest	175	141
Other	23	29

	198	170

Loss before income taxes	(741)	(1,126)
Income tax benefit	(266)	(388)

Net loss	$(475)	$(738)

Basic and diluted loss per share	$(0.10)	$(0.15)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	March 31,
	2015	2014
ASSETS
Cash	$337	$985
Accounts receivable, net	17,717	17,563
Inventories	37,608	32,708
Other current assets	1,942	2,608

Total Current Assets	57,604	53,864
Property and Equipment, net	1,067	1,196
Other Assets	3,279	2,908

Total Assets	$61,950	$57,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$11,979	$9,315
Accrued liabilities	3,624	3,486

Total Current Liabilities	15,603	12,801
Line of Credit	20,141	18,013
Total Stockholders’ Equity	26,206	27,154

Total Liabilities and Stockholders’ Equity	$61,950	$57,968

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